COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of March 14, 2024 (the “Effective Date”), is by and among Bradley L. Radoff and The Radoff Family Foundation, a Texas non-profit corporation (each, a “Radoff Party,” and, together, the “Radoff Parties”), and DMC Global Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 7 below.

WHEREAS, the Company and the Radoff Parties have engaged in discussions concerning the Company; and

WHEREAS, the Company and the Radoff Parties desire to enter into an agreement regarding the appointment of a new director to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Radoff Parties and the Company agree as follows:

Section 1.Board of Directors.

(a)New Independent Director.

(i)The Company and the Radoff Parties shall cooperate in good faith to identify and mutually agree, subject to this Section 1 (including Sections 1(e) and 1(f)), upon a Qualified Director (such individual, the “New Independent Director”), and the Board and all applicable committees thereof shall take such actions as are necessary in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”) and the General Corporation Law of the State of Delaware (the “DGCL”) to increase the size of the Board by one (1) and appoint the New Independent Director to fill the vacancy created by such increase in the Board.

(ii)In accordance with the Board’s established process for director recruitment and with the aid of a nationally recognized executive search firm, the Board will promptly commence a formal search for Qualified Directors. The Radoff Parties will review and consider in good faith each Qualified Director identified by the Board as a candidate to become the New Independent Director. The Radoff Parties shall also be permitted to identify to the Board up to three (3) Persons believed by the Radoff Parties to be Qualified Directors (each, a “Radoff Candidate”), and the Board will review and consider in good faith each Radoff Candidate to determine whether such Person is a “Qualified Director” and, if so, the parties will also review and consider in good faith such Radoff Candidate as a possible candidate to become the New Independent Director. The New Independent Director will, in any event, be subject to the Board’s standard vetting and director selection process. The parties to this Agreement shall use their commercially reasonable efforts to reach mutual agreement on one such candidate to be the New Independent Director as promptly as practicable and no later than July 31, 2024. If the New Independent Director is agreed upon prior to the mailing of the Company’s definitive proxy statement for the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), (A) the New Independent Director shall also stand for election at the 2024 Annual Meeting together with the Company’s other director nominees and (B) the Company shall recommend, support and solicit proxies for the election of the New Independent Director at the 2024 Annual Meeting in the same manner as it traditionally recommends, supports and solicits proxies for the election of the Company’s other director nominees.

(b)Size of the Board. (i) Until the 2024 Annual Meeting, the size of the Board shall not exceed nine (9) directors and (ii) following the 2024 Annual Meeting and until the end of the Cooperation Period, the size of the Board shall not exceed seven (7) directors; provided that the foregoing figures under clauses (i) and (ii) may be increased by one (1) director to accommodate the addition of the New Independent Director, as applicable.

(c)Replacement New Independent Director. If the New Independent Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or ceases to be a director for any other reason prior to the expiration of the Cooperation Period, the Company and the Radoff Parties shall cooperate in good faith to identify and mutually agree (in the manner contemplated by (and subject to) this Section 1) upon a substitute Qualified Director (such individual, the “Replacement New Independent Director), and the Board shall take such actions as are necessary to promptly appoint such Replacement New Independent Director to serve as a director of the Company for the remainder of the New Independent Director’s term. Effective upon the appointment of the Replacement New Independent Director to the Board, such Replacement New Independent Director will be considered the New Independent Director for all purposes of this Agreement.

(d)Minimum Ownership. The Radoff Parties’ rights pursuant to Section 1 are subject to the Radoff Parties beneficially holding a Net Long Position equal to, or having aggregate net long economic exposure to, at least 2.0% of the then-outstanding Common Stock (the “Minimum Ownership Threshold”); accordingly, the Radoff Parties shall provide prompt written notice to the Company upon ceasing to satisfy the Minimum Ownership Threshold.

(e)New Independent Director Information. The Radoff Parties acknowledge, as a condition to the New Independent Director’s appointment to the Board (including any Replacement New Independent Director), such individual shall have provided to the Company (i) any consent and information the Company reasonably requests in connection with such appointment, including completion of the Company’s standard forms, D&O questionnaires, representation agreements and other customary onboarding and/or nomination documentation, and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such individual is elected at any Company meeting of stockholders, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under any applicable law, stock exchange rule, or listing standard, or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations applicable to directors of the Company, and (iv) the execution of any one or more documents required by the Company of its non-management directors of the Company to assure compliance with Section 1(f) and any written consent reasonably requested by the Company for the conduct of the Company’s customary vetting procedures generally applicable to non-management directors of the Company, including such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including any one or more executed consents to such background check.

(f)Company Policies. The parties acknowledge that the New Independent Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading, and disclosure policies, director resignation policy, share ownership guidelines, and other governance guidelines and policies of the Company as other Independent directors of the Company (collectively, “Company Policies”); such obligations will include (without limitation) strict adherence to the Company’s Policies on confidentiality imposed on all members of the Board. The New Independent Director shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all Independent directors of the Company. The Radoff Parties acknowledge and agree that the New Independent Director shall not share any confidential information about the Company with the Radoff Parties without the Board’s prior written consent, and the Radoff Parties shall not seek to obtain any confidential information from the New Independent Director.

(g)Committee Membership. In the event that the Board determines that circumstances require a special committee of the Board to be formed to consider strategic matters, the Board will include the New Independent Director on any such committee (so long as the New Independent Director satisfies the reasonable and good faith requirements for service on that committee and subject to his or her willingness to serve). In addition, without limiting the foregoing, the Board shall give the New Independent Director the same due consideration for membership to any committee of the Board as any other Independent director.

(h)Termination. The Company’s obligations under this Section 1 (including, without limitation) Section 1(b)(ii)) shall terminate upon the earliest of: (i) such time as the Radoff Parties collectively own less than the Minimum Ownership Threshold, (ii) any material breach of this Agreement (including Section 4) by any Radoff Party or any other Restricted Person (as defined below), as determined by a court of competent jurisdiction, upon five (5) Business Days’ written notice by the Company to the Radoff Parties if such breach has not been cured within such notice period; provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period, (iii) such time as the New Independent Director notifies the Company of his or her intent to resign from the Board and the Radoff Parties waive in writing any right to have a Replacement New Independent Director appointed or (iv) the expiration of the Cooperation Period.

Section 2.Withdrawal of Nomination Notice; 2024 Annual Meeting. Effective as of the Effective Date, the Radoff Parties hereby irrevocably withdraw, and shall be deemed to have (without any further action by the Radoff Parties or any other Person being required) irrevocably withdrawn, the director nomination notice from the Radoff Parties dated February 9, 2024 (the “Nomination Notice”), and such Nomination Notice and the nominations set forth therein are hereby deemed null, void and without effect.

Section 3.Public Announcement.

(a)Unless otherwise agreed in writing by the Company and the Radoff Parties, not later than 8:00 a.m. Eastern Time on March 15, 2024, the Company shall issue a press release (the “Press Release”), in the form of Exhibit A attached hereto. The Company shall file with the SEC a Current Report on Form 8-K disclosing this Agreement (the “Form 8-K”), which filing shall be in form and substance reasonably acceptable to the Company and the Radoff Parties. The Company shall provide the Radoff Parties with a copy of the Form 8-K prior to any issuance of or filing with the SEC and shall consider any reasonable and timely comments of the Radoff Parties and their Representatives. Neither the Company or any of its Affiliates nor the Radoff Parties or any of their Affiliates shall make any public statement (or other communication reasonably expected to become or result in a public disclosure) regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release, in each case without the prior written consent of the other party.

(b)If the Radoff Parties file with the SEC a Schedule 13D (the “Schedule 13D”) in compliance with Section 13 of the Exchange Act disclosing the purchase or other acquisition of shares of Common Stock, which purchase or other acquisition must not be in violation of Section 4(d)(i), then the Schedule 13D shall be consistent with the terms of this Agreement, and the Radoff Parties shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D prior to it being filed with the SEC and shall consider in good faith any reasonable and timely comments of the Company.

Section 4.Cooperation.

(a)Non-Disparagement. During the Cooperation Period, the Company and each Radoff Party shall refrain from making, and shall cause their respective Controlling and Controlled (and under common Control) Affiliates and Representatives (solely in the context of their representation of such party in connection with the subject matter of this Agreement) and (i) in the case of each Radoff Party, each of its and their respective principals, directors, members, managers, general partners, officers and employees (collectively, the “Radoff Covered Persons”), and (ii) in the case of the Company, its directors, officers and members of senior management (the “Company Covered Persons”) not to make or cause to be made any public written or oral statement or announcement (including any statement or announcement that can reasonably be expected to become public or require public disclosure) (each, a “Statement”) that constitutes an ad hominem attack on, that otherwise disparages, defames, impugns or publicly criticizes, or that is reasonably likely to damage the reputation of (A) in the case of any Statement by any of the Radoff Parties or the Radoff Covered Persons: the Company, any of its Affiliates or any of its or their respective current or former directors, officers or employees; and (B) in the case of any Statement by the Company or the Company Covered Persons: any of the Radoff Parties, any of their respective Affiliates or any of their respective current or former Radoff Covered Persons, in each case including (x) in any Statement, document, or report filed with, furnished to, or otherwise provided to the SEC or any other governmental or regulatory authority, (y) in any press release or other form of Statement made available to any form of media, and (z) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview, podcast or Internet or social media communication). The foregoing shall not (1) restrict the ability of any Person to comply with any subpoena or other legal or regulatory process or respond to a request for information from any governmental or regulatory authority with jurisdiction over such Person or to enforce such Person’s rights under this Agreement; (2) apply to any private communications among the Radoff Parties and their Affiliates, the Radoff Covered Persons and their Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, the Company Covered Persons and Representatives (in their respective capacities as such), on the other hand; or (3) prohibit or limit any Statement (x) by the Radoff Parties or the Radoff Covered Persons concerning the Company’s or its Affiliates’ respective current or former directors, officers or employees made in connection with such Person’s service in the capacity as a current director, officer or employee of a publicly-traded portfolio company of a Radoff Party (other than the Company) or (y) by the Company Covered Persons in response to a Statement contemplated in the foregoing clause (x).

(b)Voting. During the Cooperation Period, each Radoff Party will cause all of the Common Stock that such Radoff Party or any of its Controlling or Controlled Affiliates (and those under common Control) has the right to vote (or to direct the vote), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournment or postponement thereof (i) in favor of each director nominated and recommended by the Board for election at any meeting of stockholders of the Company, (ii) against any nominees for director that are not approved and recommended by the Board for election at any such meeting, (iii) against any proposal or resolution to remove any member of the Board, and (iv) in accordance with the recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings; provided, however, that the Radoff Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to any Extraordinary Transaction; provided, further, that, in the event that both Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC (including any successor thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders at a stockholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of any vacancy on the Board), the Radoff Parties and their Affiliates shall be permitted to vote in their sole discretion with respect to such proposal.

(c)No Litigation. During the Cooperation Period, each party hereby covenants and agrees that it shall not, and shall not permit any of its respective Controlling and Controlled Affiliates (and those under common Control) and Representatives (solely in the context of their representation of such party in connection with the subject matter of this Agreement) to, alone or in concert with others, encourage, pursue or assist any other person to institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the other party, any Affiliate of the other party, or any of its or their respective Representatives (solely in connection with their service in such capacities), except for (i) any action to enforce the provisions of this Agreement, (ii) any counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates in violation of this Agreement, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or (iv) responding to or complying with validly issued legal process. Notwithstanding anything to the contrary herein, this Section 4(c) shall not prohibit the Radoff Parties from exercising statutory appraisal rights, if any, with respect to the Company.

(d)Standstill. During the Cooperation Period, each Radoff Party will not, and will cause its Controlling and Controlled Affiliates (and those under common Control) and its and their respective Representatives acting on their behalf (collectively with the Radoff Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of the Company or the Board:

(i)acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of record or beneficial ownership of or economic exposure to any securities of the Company or rights or options to acquire any securities of the Company, or engage in any swap or hedging transaction, or other derivative agreement of any nature with respect to any securities of the Company, in each case, if such acquisition, offer, agreement or transaction would result in the Radoff Parties, together with their Affiliates, having beneficial ownership of more than 9.99%, or aggregate economic exposure to more than 9.99%, of the shares of Common Stock outstanding at such time;

(ii)alone or in concert with any one or more Third Parties, (A) seek election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (B) make or be the proponent of any stockholder proposal to the Company, the Board or any of its committees, (C) seek (including through any “withhold” or similar campaign) the removal of any member of the Board, or (D) conduct, call for or publicly support a referendum of stockholders of the Company;

(iii)make any request for stockholder list materials or other books and records of the Company or any of its Affiliates, whether pursuant to Section 220 of the DGCL or under any statutory or regulatory provision relating to stockholder access to books or records of the Company or any of its Affiliates;

(iv)engage in any “solicitation” (as such term is used in the proxy rules of the SEC, but including, notwithstanding anything to the contrary in Rule 14a-2 under the Exchange Act, solicitations of ten (10) or fewer shareholders that would otherwise be excluded from the definition of “solicitation” pursuant to Rule 14a-2(b)(2) under the Exchange Act) of one or more proxies or consents with respect to the election or removal of one or more directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any such solicitation of proxies or consents with respect to the Company, in each case other than in a manner that is consistent with the Board’s recommendation on a matter or otherwise in connection with a matter for which the Radoff Parties have voting discretion pursuant to Section 4(b);

(v)make or submit any proposal, or offer for (with or without one or more conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, amalgamation, acquisition, sale of all or substantially all assets, business combination, recapitalization, restructuring, reorganization, liquidation, dissolution or other extraordinary transaction involving the Company (including its direct or indirect subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably be expected to result in or require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(vi)make any proposal, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancy on the Board, other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change in the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Amended and Restated Certificate of Incorporation (as amended) or the Bylaws (collectively, the “Organizational Documents”), (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)advise or knowingly assist or encourage any other Person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities, or (B) in conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board), in each case other than such encouragement or advice that is consistent with the Board’s recommendation, in connection with a matter for which the Radoff Parties have voting discretion pursuant to Section 4(b) or as otherwise expressly permitted by this Agreement;

(viii)form, join or knowingly encourage or participate in or act in concert with any Group with respect to any securities of the Company, or any securities convertible or exchangeable into or exercisable for any such securities, other than solely with Affiliates of the Radoff Parties with respect to securities of the Company now or hereafter owned by them;

(ix)enter into any voting trust, arrangement or agreement with respect to any securities of the Company, or any securities convertible or exchangeable into or exercisable for any such securities, or subject any securities of the Company, or any securities convertible or exchangeable into or exercisable for any such securities, to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely between or among any two or more of the Radoff Parties and their Affiliates, (C) granting any proxy in any solicitation approved by the Board and consistent with Section 4(b), or (D) granting any proxy in any solicitation in connection with any matter for which the Radoff Parties have voting discretion pursuant to, and in accordance with, Section 4(b);

(x)engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange-traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the Company’s securities and would, in the aggregate, result in the Radoff Parties ceasing to have a Net Long Position in the Company;

(xi)sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, all or substantially all, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(xii)enter into any negotiation, agreement, arrangement, or understanding (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 4(d); or

(xiii)make any request or submit any proposal to amend or waive any of the terms of this Agreement (including this subclause), in each case publicly or that would reasonably be expected to result in a public announcement or disclosure of such request or proposal or give rise to a requirement to so publicly announce or disclose such request or proposal by the Company or any of the Restricted Persons;

provided that the restrictions in this Section 4(d) shall terminate automatically upon the earliest of the following:

(A)any material breach of this Agreement by the Company as determined by a court of competent jurisdiction; provided that the Company’s failure to issue the Press Release in accordance with Section 3 will constitute a material breach of this Agreement without requiring a determination by a court of competent jurisdiction, upon five (5) Business Days’ written notice by any of the Radoff Parties to the Company if such breach has not been cured within such notice period; provided that the Radoff Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period;

(B)the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Common Stock of the Company or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company, or (y) a definitive agreement with respect to a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then-outstanding equity securities; and

(C)the commencement of any tender or exchange offer (by any Person or Group other than the Radoff Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Common Stock, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer).

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the restrictions in this Section 4(d) will prohibit or restrict any Restricted Person from (I) stating how it intends to vote with respect to an Extraordinary Transaction, if any, and the reasons therefor, (II) complying with any subpoena or other legal process or responding to a request for information from any governmental authority with jurisdiction over such Restricted Person (so long as such process or request did not arise as a result of any discretionary act by any Restricted Person); provided that such Restricted Person will notify the Company promptly in writing (if reasonably practicable and to the extent not legally prohibited) of the existence, terms, and circumstances surrounding such request or requirement; provided, further, that no Restricted Person shall be required to provide the notice to the Company referenced in the immediately preceding proviso in the case of disclosures required to be made by such Restricted Person in the course of a routine audit or review by a competent regulatory or administrative authority that is not specifically related to the Company or such Restricted Person’s interactions with the Company, (III) granting any lien or encumbrance on any claim or interest in favor of a bank or broker-dealer or prime broker holding such claim or interest in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claim or interest in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (IV) negotiating, evaluating or trading, directly or indirectly, in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company, or (V) providing its views privately to any member of the Board or to the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel or any financial or legal advisors that have been identified by the Chief Executive Officer, Chief Financial Officer or General Counsel to the Radoff Parties regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons.

Section 5.Representations and Warranties of the Company. The Company represents and warrants to the Radoff Parties that: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 6.Representations and Warranties of the Radoff Parties. Each Radoff Party represents and warrants to the Company that: (a) such Radoff Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Radoff Party, constitutes a valid and binding obligation and agreement of such Radoff Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Radoff Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Radoff Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Radoff Party, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Radoff Party is a party or by which it is bound; and (d) the Radoff Parties, together with their Affiliates, (i) beneficially own (as defined in Rule 13d-3 under the Exchange Act) in the aggregate 775,100 shares of Common Stock and (ii) have a Net Long Position in 3.9% of the shares of Common Stock.

Section 7.Definitions. For purposes of this Agreement:

(a)the term “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act and shall include any Person who otherwise qualifies as an Affiliate at any time subsequent to the date of this Agreement; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the Radoff Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that the term “Affiliate” shall not include any publicly-traded portfolio company of the Radoff Parties (unless such company is acting at the direction or encouragement of any one or more of the Radoff Parties or any of their Affiliates to engage in conduct prohibited by this Agreement);

(b)the terms “beneficial owner” and “beneficially own” have the meanings set forth in Rule 13d-3 under the Exchange Act, except that a Person will also be deemed to be the beneficial owner of all shares of the Company’s capital shares that (i) such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any right in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and (ii) such Person or any of such Person’s Affiliates has or shares the right to vote or dispose;

(c)the term “Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(d)the term “Common Stock” means the Company’s common stock, par value $0.05 per share;

(e)the term “Control” (including the terms “Controlling”, “Controlled” and “under common Control”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise;

(f)the term “Cooperation Period” means the period from the execution of this Agreement until the earlier of (i) the date that is thirty (30) calendar days prior to the notice deadline under the Organizational Documents for stockholders to submit stockholder nominations of director candidates for election to the Board at the Company’s 2025 Annual Meeting of Stockholders, and (ii) one hundred twenty (120) calendar days prior to the first anniversary of the 2024 Annual Meeting;

(g)the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC;

(h)the term “Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act;

(i)the term “Independent” means that such Person qualifies as independent of the Company under all listing standards applicable to the Company, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors, as disclosed or available to the Radoff Parties prior to the date hereof;

(j)the term “Net Long Position” has the meaning set forth in Rule 14e-4 under the Exchange Act;

(k)the terms “Person” or “Persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(l)the term “Qualified Director” means an individual who (i) qualifies as Independent, (ii) unless the Company otherwise consents in its sole discretion, (A) is not an employee, officer, director, general partner, manager or other agent of a Radoff Party or of any Affiliate of a Radoff Party, (B) is not a limited partner, member, or other investor (unless such investment is immaterial and has been disclosed to the Company) of or in any Radoff Party or any Affiliate of a Radoff Party, and (C) does not have any agreement, arrangement, or understanding, written or oral, with any Radoff Party or any Affiliate of a Radoff Party regarding such individual’s service as a director of the Company (unless any such agreement, arrangement, or understanding has been disclosed to the Company), (iii) meets all other qualifications required for service as a director set forth in the Bylaws and the Company’s Corporate Governance Guidelines, and (iv) in the good faith determination of the Board (such determination not to be unreasonably withheld), possesses experience and expertise in the building products industry relevant to the Company’s business;

(m)the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(n)the term “SEC” means the U.S. Securities and Exchange Commission; and

(o)the term “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.

Section 8.Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (A) upon receipt, when delivered personally; (B) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (C) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case, properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

DMC Global Inc.
11800 Ridge Parkway
Suite 300
Broomfield, Colorado 80021
Attn: Michelle Shepston
Email: mshepston@dmcglobal.com

with a copy (which shall not constitute notice) to:

Womble Bond Dickinson (US) LLP
301 S College Center
Suite 3500
Charlotte, North Carolina 28202
Attn: Christopher J. Gyves
Sid Shenoy
Email: christopher.gyves@wbd-us.com
sid.shenoy@wbd-us.com

If to the Radoff Parties:

Bradley L. Radoff
2727 Kirby Drive, Unit 29L
Houston, Texas 77098
Email: brad@fondrenlp.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attn: Ryan Nebel
Rebecca L. Van Derlaske
Email: rnebel@olshanlaw.com
rvanderlaske@olshanlaw.com

At any time, any party may, by notice given in accordance with this Section 8 to the other party, provide updated information for notices under this Agreement.

Section 9.Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses; provided, however, that the Company shall reimburse the Radoff Parties for their reasonable and documented and out of pocket fees and expenses, including legal fees, incurred in connection with the Radoff Parties’ involvement at the Company through the date of this Agreement, and including but not limited to, the preparation of the Nomination Notice and the negotiation and execution of this Agreement, in an amount not to exceed One Hundred Seventy-Five Thousand Dollars ($175,000) in the aggregate. The Company shall remit such reimbursement to the Radoff Parties within five (5) Business Days of receiving documentation therefor.

Section 10.Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a)The Company and the Radoff Parties acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Radoff Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH RADOFF PARTY AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY WAIVES THE POSTING OF A BOND OR OTHER SECURITY UNDER ANY APPLICABLE LAW, IN THE CASE THAT ANY OTHER PARTY HERETO SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

(b)This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Delaware without giving effect to the choice of law principles of such state. The Company and each Radoff Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iii) agrees that any action or proceeding based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum, and (v) agrees that it will not bring any action based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement in any court other than such courts. The parties to this Agreement agree that the delivery of process or other papers based on, relating to, or arising in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof; provided that such process or other papers based on, relating to, or arising in connection with any such action or proceeding is also contemporaneously delivered to the email address of such party set forth in Section 8 hereof (for the avoidance of doubt, such email shall not in and of itself constitute effective service of process).

(c)EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON, RELATING TO OR ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NO PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY

ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

Section 11.Severability. If, at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality, voidness or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

Section 12.Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding anything to the contrary in the foregoing part of this Section 12, Sections 7 to 18 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

Section 13.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both or all of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt, no party shall be bound by any contractual obligation to the other parties until all counterparts to this Agreement have been duly executed by each of the parties and delivered to the other parties (including by means of electronic delivery).

Section 14.Affiliates. Each of the Radoff Parties agrees: (a) to cause its Affiliates and its Representatives acting on its behalf to comply with the terms of this Agreement; and (b) that it shall be responsible for any breach of this Agreement by any such Affiliate or applicable Representative acting on its behalf. A breach of this Agreement by the foregoing, if such Affiliate or Representative is not a party hereto, shall be deemed to occur if such Person engages in conduct that would constitute a breach of this Agreement if such Person were a party hereto to the same extent as the Radoff Parties.

Section 15.No Third-Party Beneficiary. This Agreement is solely for the benefit of the Company and the Radoff Parties and is not enforceable by any other Person. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties in their respective sole discretions, and any assignment in contravention hereof will be null and void.

Section 16.No Waiver. No failure or delay by any party in exercising any right or remedy under this Agreement will operate as a waiver thereof or of any breach of any provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver shall be effective unless in writing, executed by the waiving party.

Section 17.Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements, and understandings, whether written or oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Radoff Parties.

Section 18.Interpretation and Construction. The Company and each Radoff Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same after having had an adequate opportunity to seek the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguity in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Radoff Party, and any controversy over any interpretation of this Agreement will be decided without regard to events of drafting or preparation. Nothing in this Agreement, express or implied, including (without limitation) any provision requiring or permitting the Board to take (or refrain from taking) any action or making any determination, shall be deemed to limit or eliminate the fiduciary duties of the Board under applicable law. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise expressly indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein”, “hereto”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will”

shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented, except that references to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the Effective Date.

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THE COMPANY:
DMC GLOBAL INC.

By:	/s/ Michael Kuta
Chief Executive Officer

[Signature Page to Cooperation Agreement]

THE RADOFF PARTIES:
BRADLEY L. RADOFF

THE RADOFF FAMILY FOUNDATION

By:	/s/ Bradley L. Radoff
Director
[Signature Page to Cooperation Agreement]

EXHIBIT A

Filed separately as Exhibit 99.1 to the Current Report on Form 8-K